Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1: No. 333-282559, No. 333-287519 and No. 333-291105, the Registration Statements on Form S-3:     No. 333-262594, No. 333-286638, No. 333-290546 and No. 333-294152, and the Registration Statements on Form S-8: No. 333-260614, No. 333-277067, No. 333-287691, No. 333-289806 and No. 333-291703, of our report dated March 27, 2026, with respect to our audits of the consolidated financial statements of Soluna Holdings, Inc. and Subsidiaries (the “Company”), formerly known as Mechanical Technology, Incorporated, as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which appears in this Annual Report on Form 10-K for the year ended December 31, 2025.

/S/ UHY LLP

Albany, New York
March 27, 2026